SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14a INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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New Jersey Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEW JERSEY RESOURCES CORPORATION
1415 Wyckoff Road
Wall, New Jersey 07719

PROXY STATEMENT AND
NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 25, 2006

       The Annual Meeting (the “Meeting”) of Shareholders of New Jersey Resources Corporation (the “Company”) will be held at 10:30 a.m., Wednesday, January 25, 2006, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, for the following purposes:

1. To elect four directors to the Board of Directors for terms expiring in 2009.

2. To approve the Outside Director Stock Compensation Plan and ratify the grants of stock made under the Plan in 2005, all as more fully described in the accompanying Proxy Statement.

3. To approve the Annual Officer Incentive Plan as more fully described in the accompanying Proxy Statement.

4. To approve the action of the Board of Directors in retaining Deloitte & Touche LLP as auditors for the fiscal year ending September 30, 2006.

5. To transact any other business that may properly be brought before the Meeting or any adjournment or adjournments thereof.
      The Board of Directors has fixed the close of business on December 7, 2005, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.
      A copy of the Company’s Annual Report for fiscal 2005 was previously mailed or is being mailed concurrently with this proxy material to all shareholders of record.
      A cordial invitation is extended to you to attend the Meeting. If you do not expect to attend the Meeting, please vote by telephone, the Internet, or sign, date and return the enclosed proxy promptly to the Secretary in the enclosed envelope. Please refer to the enclosed Proxy Card for instructions about the use of each of these options.

OLETA J. HARDEN
Secretary
Wall, New Jersey
December 30, 2005

PROXY STATEMENT

NEW JERSEY RESOURCES CORPORATION
1415 Wyckoff Road
Wall, New Jersey 07719

ANNUAL MEETING OF SHAREHOLDERS
JANUARY 25, 2006
      This proxy statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting (the “Meeting”) of Shareholders of New Jersey Resources Corporation (the “Company”), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors of the Company (the “Board”) solicits this proxy and urges you to vote immediately.
      The Company’s Annual Report for fiscal year 2005 has been mailed to the Company’s shareholders, or is being mailed together with this Proxy Statement. The 2005 Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials.
      This proxy statement and the accompanying proxy materials are being mailed to shareholders on or about December 30, 2005.
PLACE OF ANNUAL MEETING
      The Board has designated the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733, as the place of the Meeting. The Meeting will be called to order at 10:30 a.m., local time, on Wednesday, January 25, 2006.
VOTING OF SECURITIES AND SHAREHOLDER INFORMATION
      The proxies solicited by this proxy statement vest in the proxy holders voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting. As provided by New Jersey law, if you abstain from or withhold your vote (whether directly or through your broker), your shares will not be included in the total number of votes cast, and therefore will have no effect on the vote. For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast “for” or “against” are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Meeting. A majority of the shares outstanding on the record date will constitute a quorum for purposes of the Meeting.
      Whether you vote by telephone, Internet or by mail, you may later revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy with a later date; (ii) voting by telephone or the Internet at a later time, or (iii) voting in person at the Annual Meeting. See the enclosed Proxy Card for instructions.
      Only holders of record of the Company’s outstanding Common Stock at the close of business on December 7, 2005 are entitled to notice of and to vote at the Meeting. At the close of business on December 7, 2005, there were 27,549,526 outstanding shares of Common Stock. Each share is entitled to one vote. No person, to the knowledge of the Company, based upon filings with the Securities and Exchange Commission (the “SEC”), held beneficially five percent or more of the Company’s Common Stock as of December 7, 2005.

      The following table sets forth, as of December 7, 2005, the beneficial ownership of equity securities of the Company of each of the directors and each of the executive officers of the Company listed in the Summary Compensation Table below, and of all directors and executive officers of the Company as a group. The shares owned by all such persons as a group constitute approximately three percent of the total shares outstanding.

				Deferred or
		Amount and Nature of Beneficial		Phantom
Name	Title of Security	Ownership(1)(2)		Shares(3)

Nina Aversano	Common Stock	22,395 shares —	Direct	1,247
Lawrence R. Codey	Common Stock	16,548 shares —	Direct	1,893
Laurence M. Downes	Common Stock	354,789 shares —	Direct	38,937
		2,909 shares —	Indirect
Oleta J. Harden	Common Stock	95,261 shares —	Direct	12,603
		26 shares —	Indirect
Timothy C. Hearne	Common Stock	77,979 shares —	Direct	10,379
		228 shares —	Indirect
M. William Howard, Jr.	Common Stock	267 shares —	Direct	—
Alfred C. Koeppe	Common Stock	4,701 shares —	Direct	—
Dorothy K. Light	Common Stock	26,565 shares —	Direct	2,274
		74 shares —	Indirect	—
Glenn C. Lockwood	Common Stock	104,346 shares —	Direct	14,575
Joseph P. Shields	Common Stock	55,997 shares —	Direct	9,092
		19 shares —	Indirect	—
J. Terry Strange	Common Stock	6,436 shares —	Direct	1,028
David A. Trice	Common Stock	2,718 shares —	Direct	1,392
William H. Turner	Common Stock	15,300 shares —	Direct	4,923
Gary W. Wolf	Common Stock	9,593 shares —	Direct	4,842
George R. Zoffinger	Common Stock	34,128 shares —	Direct	9,467
		450 shares —	Indirect	—
		300 shares —	Indirect(4)	—
All Directors and Executive Officers as a Group	Common Stock	865,959 shares —	Direct	116,052
		3,742 shares —	Indirect

(1)	Information as to the amount and nature of beneficial ownership not within the knowledge of the Company has been furnished by each individual.

(2)	Includes shares subject to currently exercisable options or any options exercisable within the next 60 days, as follows: Ms. Aversano — 18,750 options; Mr. Codey — 4,500 options; Mr. Downes — 345,000 options; Ms. Harden — 82,500 options; Mr. Hearne — 72,000 options; Mr. Koeppe — 3,500 options; Mrs. Light — 15,750 options; Mr. Lockwood — 97,500 options; Mr. Shields — 53,875 options; Mr. Strange — 6,000 options; Mr. Turner — 14,250 options; Mr. Wolf — 3,000 options; Mr. Zoffinger — 21,750 options and all directors and executive officers as a group — 750,975 options.

(3)	Includes stock deferred in the officers’ deferral plan and phantom stock deferred in the directors fee deferral plan.

(4)	Mr. Zoffinger disclaims beneficial ownership of these securities.

ELECTION OF DIRECTORS
[Item (1) on Proxy Card]
Item 1
      The Board of Directors currently consists of eleven members divided into three classes with overlapping three-year terms. Dr. R. Barbara Gitenstein, whose term would expire at the Meeting in January 2007, submitted her resignation from the Board of Directors, effective as of July 11, 2005, so that she may concentrate on her other professional duties and responsibilities. We thank her for her service to the Company. Because Mr. M. William Howard Jr. was elected to serve on the Board following Dr. Gitenstein’s resignation and subsequent to our annual shareholders meeting in 2005, the number of members of the Board of Directors will remain at eleven.
      Four individuals have been nominated for election as directors at the Meeting, each to serve for three-year terms expiring in 2009 and each until their respective successors are elected and have qualified. Each of the nominees is currently serving as a director of the Company and, except for Mr. Howard, each has been previously elected by the Company’s shareholders. Mr. Howard’s nomination to the Board was recommended by a non-management director. There were no nominee recommendations from shareholders or from any group of shareholders. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares each proxy represents for all of the nominees for election as directors.
      The affirmative vote of a plurality of the shares of the Company’s Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of directors.
      Proxies solicited by the Board will be voted in favor of the nominees listed below, unless otherwise specified in the proxy. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person approved by the Board of Directors.
Nominees for Election as Directors With Terms Expiring in 2009

Name and Period
Served as Director	Business Experience During Past Five Years and Other Affiliations

M. William Howard, Jr. Director since 2005 Age 59	Pastor of Bethany Baptist Church, Newark, New Jersey, since 2000; President, New York Theological Seminary from 1992 to 2000; member, Rutgers University Board of Governors.

J. Terry Strange Director since 2003 Age 61	Retired. Vice Chair and Managing Partner of U.S. Audit Practice, from 1996 to 2002 and Global Managing Partner of Audit Practice from 1998 to 2002, KPMG LLP, an independent accounting firm. Director, Compass Bancshares, a financial institution, BearingPoint, a business consulting, systems integration and managed services firm, Newfield Exploration Company, an independent crude oil and natural gas exploration and production company and Group 1 Automotive, Inc., a specialty retailer with automobile dealer franchises, collision service centers, financing, insurance and service contracts.

Gary W. Wolf Director since 1996 Age 67	Retired. Partner, Cahill Gordon & Reindel, a law firm, from 1970 through 2003.

Name and Period
Served as Director	Business Experience During Past Five Years and Other Affiliations

George R. Zoffinger Director since 1996 Age 57	President and CEO, New Jersey Sports & Exposition Authority since March 2002; President & CEO, Constellation Capital Corp., from March 1998 to March 2002, a financial services company. Director, NTL, Inc., a United Kingdom cable company, Anchor Commercial Bank and Commercial Federal Bank, both financial institutions, New Brunswick Development Corporation (Devco), a not for profit urban real estate development company, and member of the Rutgers University Board of Governors.
Directors with Terms Expiring in 2007

Name and Period
Served as Director	Business Experience During Past Five Years and Other Affiliations

Lawrence R. Codey Director since 2000 Age 61	Retired. President and Chief Operating Officer, Public Service Electric & Gas Company from September 1991 through February 2000. Director, United Water Resources, Inc., a utility holding company with subsidiaries providing water and wastewater services, Horizon Blue Cross Blue Shield of New Jersey, a health care insurance provider and Sealed Air Corporation, a manufacturer and seller of food and specialty packaging materials and systems, and Trustee, St. Peter’s College.

Laurence M. Downes Director since 1995 Age 48	Chairman of the Board of Directors of the Company since September 1996 and President and Chief Executive Officer (“CEO”) of the Company since July 1995. Director and 2005 Chairman, American Gas Association and Trustee, American Gas Foundation.

Alfred C. Koeppe Director since 2003 Age 59	President and Chief Operating Officer, Newark Alliance, a non-profit organization whose mission is to improve the city of Newark, NJ since October 2003; President and Chief Operating Officer from March 2000 to October 2003 and Senior Vice President — Corporate Services from 1996 to 2000, Public Service Electric and Gas Company, and CEO, Bell Atlantic-New Jersey from 1990 to 1995. Director, Horizon Blue Cross Blue Shield of New Jersey and a member of the Board of Governors of the National Conference.

William H. Turner Director since 2000 Age 65	Dean of the College of Business at Stony Brook University, New York, New York since January 2004; Senior Partner, Summus Limited, a consulting firm specializing in the financial services industry, from September 2002 to January 2004; Chairman from September 1999 to September 2002, and President from August 1997 to September 2002, PNC Bank, N.A., New Jersey and Northeast Region, and retired as Vice Chairman and Director, Chase Bank in 1996. Director, Ameriprise Financial, a financial services company, Franklin Electronic Publishers, an electronics reference products company, Standard Motor Products, Inc., an automotive replacement parts company, and Volt Information Sciences, Inc., a staffing services, telecommunications and information solutions company; Trustee, NJN Foundation and Trinity College.

Directors With Terms Expiring in 2008

Name and Period
Served as Director	Business Experience During Past Five Years and Other Affiliations

Nina Aversano Director since 1998 Age 60	President and CEO, Aversano Consulting, L.L.C., providing consulting services to companies in the telecommunications industry since June 2002; Advisor and Executive Vice President, Worldwide Field Operations, Apogee Networks, a content building and service creation software company, from May 2001 through March 2002 and President, North America Global Service Provider Division, Lucent Technologies, a designer, developer and manufacturer of telecommunications systems, software and products, from 1993 to December 2000, formerly AT&T Network Systems Division. Member of the Board of Advisors, The Peter J. Tobin College of Business, St. John’s University and Executive Faculty Member, The Katz School of Business, University of Pittsburgh.

Dorothy K. Light Director since 1990 Age 68	CEO, Alden Enterprises, LLC, since January 1996, a consulting company and Secretary from August 1987 and Corporate Vice President from June 1990 to July 1995, The Prudential Insurance Company of America.

David A. Trice Director since 2004 Age 57	Chairman since September 2004, President and CEO since 2000, President and Chief Operating Officer from 1999 to 2000 and Vice President — Finance and International from 1997 to 1999, Newfield Exploration Company, an independent crude oil and natural gas exploration and production company. Director, Hornbeck Offshore Services, Inc., an operator of tugs and tank barges that transport crude and refined petroleum products, and supply vessels that support offshore oil and gas drilling and production, and Grant Prideco, Inc., a manufacturer and supplier of oilfield products and provider of high-performance connections and tubular products.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE PROPOSED NOMINEES FOR THE BOARD OF DIRECTORS
INFORMATION ABOUT THE BOARD
      During fiscal 2005, there were nine meetings of the Board of Directors. Each director attended more than 75 percent of the combined meetings of the Board of Directors and the Committees on which he or she served during the year. The Company encourages all directors to attend the Company’s annual shareholders’ meeting if at all possible. All of the eleven directors serving at the time of the 2005 annual shareholders meeting attended the Company’s annual shareholders meeting in 2005.
Board Standards of Independence
      The standards set by the Board require each member of the Board, other than the CEO, to be “independent”. In order for a director to qualify as independent, neither the director or member of his or her immediate family can have a material business or other relationship with the Company. The standards set by the Board are more stringent than the definition of “independence” set forth in the New York Stock Exchange (the “NYSE”) listing standards. With the exception of Mr. Downes, the Chairman of the Board and CEO, each member of the Board has been determined to be independent in accordance with the above standards. Additionally, the Company made no contributions during fiscal 2005 to any charitable organization in which any independent director serves as an executive officer in any single fiscal year within the preceding 3 years in an amount in excess of the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues. The Board’s standards of independence are described in the Corporate Governance Guidelines and are available on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy is available to any shareowner who requests it by contacting the Corporate Secretary.
Non-management Directors
      The non-management members of the Board meet without management present at each regularly scheduled meeting of the Board unless they decide it is not necessary. The non-management director meetings are chaired by the lead director, currently Mr. Lawrence R. Codey. Any shareowner wishing to communicate with the non-management directors on an anonymous basis may do so by calling Ethicspoint, Inc., an unaffiliated toll-free hotline service at 1-866-384-4277 or via E-mail at ethicspoint.com. Ethicspoint, Inc. will then notify the lead director or another designated representative of the non-management directors. A copy of the Board’s Corporate Governance Guidelines, which sets forth the policies regarding the lead director and meetings of the non-management directors, as well as the policy on communicating with the non-management directors are available on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy of each is available to any shareowner who requests it by contacting the Corporate Secretary.
Code of Business Conduct and Ethics
      The Board of Directors has adopted a Code of Business Conduct and Ethics governing the Company’s CEO and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations and a code for all senior management as required by the NYSE rules. Our Codes govern such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. A copy of both Codes of Conduct are available on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy of each Code is available to any shareowner who requests it by contacting the Corporate Secretary.
INFORMATION ABOUT THE BOARD’S COMMITTEES
Audit Committee
      During fiscal 2005, the Audit Committee consisted of Nina Aversano, Lawrence R. Codey, Alfred C. Koeppe, J. Terry Strange (Committee Chair) William H. Turner and Gary W. Wolf. Mr. Turner, who remains a director of the Board and a member of the Financial Policy Committee, resigned from the Audit Committee as of November 16, 2005. Mr. Strange has been determined by the Board to be the Audit Committee financial expert, as such term is defined by SEC Regulation S-K Item 401(h)(2), and each member of the Audit Committee has been determined to be financially literate. Each member of the Audit Committee is independent, under the standards set by the Board, which are more stringent than the standards set by the NYSE. In addition, each Audit Committee member satisfies the audit committee independence standards under the Sarbanes-Oxley Act of 2002. The Audit Committee met 15 times during fiscal 2005 for the purpose of overseeing management’s responsibilities for accounting, internal controls and financial reporting. The Committee also selects the independent public accounting firm to serve as the Company’s auditors for each fiscal year, approves the retention of such firm for any other purposes, and approves the audit and non-audit fees the Company pays to such firm. The functions and responsibilities of the Committee are described in the “Report of the Audit Committee” set forth below. A copy of the Audit Committee Charter is available on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy is available to any shareowner who requests it by contacting the Corporate Secretary.
Executive Committee
      The Executive Committee consists of Lawrence R. Codey (Committee Chair), Laurence M. Downes, Alfred C. Koeppe, Dorothy K. Light, J. Terry Strange, William H. Turner and Gary W. Wolf. During the interval between meetings of the Board of Directors, the Executive Committee is authorized under the Company’s By-Laws to exercise all the powers of the Board of Directors in the management of the Company, unless specifically directed otherwise by the Board or otherwise proscribed by law. This Committee did not meet during fiscal 2005.
Financial Policy Committee
      The Financial Policy Committee, which during fiscal 2005 consisted of Dorothy K. Light, M. William Howard, Jr., J. Terry Strange, David A. Trice and William H. Turner (Committee Chair), met three times during fiscal 2005 to review and make recommendations to the Board concerning financing proposals, dividend guidelines, capital and operating budgets and other corporate financial and pension matters.
Leadership Development and Compensation Committee
      The Leadership Development and Compensation Committee, which consisted during fiscal 2005 of Alfred C. Koeppe, Dorothy K. Light (Committee Chair), David Trice and George R. Zoffinger, met three times during fiscal 2005 to oversee the performance and qualifications of senior management, and to interpret, implement and administer the annual compensation and benefits of all elected officers of the Company and its subsidiaries. See the “Report of the Leadership Development and Compensation Committee,” below, regarding the factors considered by the Committee in its review of executive compensation. Each member of the Leadership Development and Compensation Committee is “independent” under the standards set by the Board, which are more stringent than the standards set by the NYSE. A copy of the Leadership Development and Compensation Committee Charter can be found on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy is available to any shareowner who requests it by contacting the Corporate Secretary.
Nominating/ Corporate Governance Committee
      The Nominating/ Corporate Governance Committee is comprised of Nina Aversano, Lawrence R. Codey, Alfred C. Koeppe, David A. Trice, Gary W. Wolf (Committee Chair) and George R. Zoffinger, and this Committee met four times in fiscal 2005. Each member of the Nominating/ Corporate Governance Committee is independent under the standards set by the Board, which are more stringent than the standards set by the NYSE. The purpose of the Committee is to assess the corporate needs for an effective Board and then, using those assessments, make recommendations to the Board regarding Board composition, size, additional skills and talents needed. The Committee recommends to the Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election. The Nominating/ Corporate Governance Committee will consider qualified nominations for directors recommended by shareholders. Shareholder nominees will be evaluated under the same standards as nominees recommended by management or the outside members of the Board of Directors. Recommendations should be sent to New Jersey Resources Corporation, Office of the Secretary, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Any nomination for director should be received by the Secretary on or before September 1, 2006. Nominees will be required to bring the skills and talents and have the knowledge and expertise at the time needed to assure that the composition, structure and operation of the Board serve the best interest of the Company and its shareholders. The Nominating/ Corporate Governance Committee has a written Charter that is available on the Company’s website at njliving.com under the caption “Investor Relations”. A printed copy is available to any shareowner who requests it by contacting the Corporate Secretary.
AUDIT COMMITTEE REPORT
      In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended September 30, 2005, the Audit Committee met fifteen times, and the Audit Committee reviewed and discussed the interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Chief Financial Officer and the independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee took the following actions, consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”: 1) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on their independence, 2) discussed with the auditors relationships that may impact their objectivity and independence and 3) satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
      The Audit Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2005 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the audit of those statements.
      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board the filing of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, with the SEC. The Audit Committee also reappointed the independent auditors for the fiscal year ending September 30, 2006.

J. Terry Strange, Chair	Alfred C. Koeppe
Nina Aversano	William H. Turner
Lawrence R. Codey	Gary W. Wolf
Dated: November 15, 2005
      The “Audit Committee Report” above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REMUNERATION OF DIRECTORS
      Directors who are not officers of the Company or its subsidiaries are compensated as follows: (1) each Director receives an annual cash retainer of $25,000 and 800 shares of the Company’s Common Stock; (2) each Director receives a fee of $1,000 for each Board and committee meeting attended, except for Audit Committee meetings, for which a fee of $1,500 is paid and (3) the chairs of the Audit and Executive Committees receive an annual retainer of $10,000 and the chairs of all other Board committees receive an annual retainer of $5,000. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings. Share ownership guidelines have been established for Directors that specify the expected level of stock ownership to be achieved over a five-year period.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
Remuneration of Executive Officers
      The Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors consists of four non-employee directors who are independent of the Company under the standards set by the Board, which are more stringent than standards set by the NYSE.
      The Committee’s executive compensation philosophy is designed to attract, energize, reward and retain qualified executive personnel who will provide superior results and enhance the Company’s position in a highly competitive market. The Committee reviews the performance of all officers of the Company and its subsidiaries, sets the compensation of the CEO and makes recommendations to the Board with respect to the compensation of all other officers. The Committee also makes recommendations to the Board with respect to the benefit programs that are applicable to all officers and has oversight of certain of the Company’s employee benefit plans.
      The Committee uses a national compensation consultant to review competitive compensation levels of senior executives in the industry. Through this process, the Committee identifies the competitive compensation levels, both with respect to base salary and overall executive compensation packages among the Company’s peers. Many, but not all, of the compensation peer companies are contained in the Standard and Poor’s Utilities Index used in the performance graph on page 14.
      The Committee compares this external data to the base salary and other compensation provided to senior Company executives. In this fashion, the Committee is able to establish both individual compensation levels and target performance levels under the Company’s Officer Incentive Compensation Plan (the “Incentive Plan”). To the extent Proposal 3 is approved, the Incentive Plan will be replaced with the Annual Officer Incentive Plan.
      Compensation levels set for each executive officer are based upon marketplace compensation information, the Committee’s judgment and performance against established goals. Individual performance is measured in several specific areas, including the development and execution of annual operating plans, strategic plans, leadership qualities and responsibilities, staff development and the individual’s specific contributions to corporate objectives which have a significant and positive impact on the Company. Performance of the subsidiary companies is measured by comparing actual achievements to financial and strategic objectives in their annual operating plans. Company performance is reviewed to ensure consistency with the overall corporate vision, mission and strategies. In making compensation decisions for fiscal year 2005 the Committee reviewed executive accomplishments in total energy deliveries, number of new customers, cost of adding a new customer, earnings, expenses, return on equity, operating and net income, total shareholder return and the Company’s assumption of a leadership role in energy-related businesses.
      The Committee has established three programs providing for direct compensation of executive officers: the Base Salary Program, the Incentive Plan and the Employee and Outside Director Long-Term Incentive Compensation Plan (the “Long-Term Plan”). The structure of the total executive compensation package is such that when the Company achieves its target annual business objectives, the Company’s senior executives receive a level of compensation approximately equivalent to the median compensation paid to similar executive positions in the marketplace.
Base Salary Program
      In setting the base salary level of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in similar companies. The Committee also considers the executive’s experience level, time and placement in grade and the actual performance of the executive. Changes in compensation are directly dependent upon individual and Company performance.

Incentive Plan
      Under the Incentive Plan, officers and certain key employees of the Company and New Jersey Natural Gas Company (“NJNG”), a wholly-owned subsidiary of the Company, designated by the Committee, may receive additional cash compensation based upon the Committee’s thorough evaluation of the Company’s performance against a series of performance objectives. The Committee believes that variable at-risk compensation, both annual and long-term, should make up a significant part of an executive’s compensation and that the amount of this compensation component opportunity should increase with increasing levels of responsibility. Awards under the Incentive Plan are based upon a percentage of the base salary of each eligible Incentive Plan participant during the year. Threshold, target and maximum incentive award levels are established annually by the Committee for each award group.
      Individual awards are payable based on the attainment of a portfolio of goals including earnings, customer satisfaction and leadership. Incentive award levels provide payments that are at approximately market median when target results are achieved.
Long-Term Plan
      The Long-Term Plan provides for the award of stock options (the “Stock Options”), performance units (the “Performance Units”), or restricted stock (the “Restricted Stock”) to designated employees. The Committee believes that Performance Units, each unit of which is equal to a share of Common Stock, and Restricted Stock awards provide executives a strong incentive to create earnings that could be the foundation for the payment of dividends and as a focus on stock price appreciation. As the value of the Company’s stock is generally considered the strongest indicator of overall corporate performance, awards of Stock Options, which allow the executive to benefit by appreciation in stock price, and the performance-based Performance Units and Restricted Stock provide strong incentives to executives by relating a portion of their compensation to the future value of the Company’s stock. Additionally, the use of stock-based compensation encourages individuals to act as owners/managers and is an important means of fostering a mutual interest between management and shareholders. Share ownership guidelines were established for executives in fiscal 2003, specifying by position an expected level of stock ownership to be achieved over a five-year period. These guidelines are described in the Corporate Governance Guidelines, mentioned above.
      Grants under the Long-Term Plan may be made by the Committee every other year. Performance Units are valued at fair market value of Company stock at the time of grant. The Performance Units will only vest upon (i) the attainment of a schedule of performance goals related to shareholder return as measured against a peer group and (ii) additional service beyond the point when the goal is reached. The higher the ranking of the Company among the peer group, the greater the number of Performance Units that will be earned, up to a maximum of 150 percent of target. No Performance Units will vest if the Company does not perform in at least the top half of the peer group. Stock Options granted have an exercise price equal to fair market value at the time of grant. Grants of Restricted Stock have not been made under the Long-Term Plan. Awards made to executives under the Long-Term Plan are calibrated to position total remuneration at approximately the 60th percentile of the competitive marketplace if all awards vest. In fiscal 2005, the Committee made 30-month awards under the Long-Term Plan in the form of Performance Units and Stock Options for one quarter and three quarters of the recipients’ total target award value, respectively. The Performance Units were valued at fair market value at the time of grant. The Stock Options awarded, including the award to Mr. Downes, were calibrated using the Black-Scholes model, and have an exercise price equal to fair market value at the time of grant.
CEO Compensation
      Mr. Downes’ base salary and incentive award described here are not the same as the information provided in the Summary Compensation Table on page 12 because they are for a different time period. His calendar year 2005 base salary was $560,000, positioned at approximately the median level for comparable companies. The Committee authorized an incentive award of $300,000 to Mr. Downes in fiscal 2006 for achievements in fiscal 2005, reflecting consolidated Company results that exceeded the specific fiscal 2005 goals. These goals included earnings, customer satisfaction, total shareholder return and his overall leadership. Despite this fact, Mr. Downes elected not to accept this performance bonus because NJNG, the Company’s regulated subsidiary, did not meet its earnings target due to very unusual weather and customer usage patterns prevalent in fiscal 2005. Mr. Downes’ Long-Term Plan award in fiscal 2005 consisted of 6,000 Performance Units, which is the threshold amount that will vest only if the Company performs in at least the top half of the peer group. Mr. Downes also received a grant of 48,000 Stock Options at an exercise price of $45.55 per share.
US Income Tax Limits on Deductibility
      Section 162(m) of the Internal Revenue Code (the “Code”) provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income tax, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee has relied and intends to continue to rely on performance-based compensation programs. The Committee expects that such programs will fulfill future corporate business objectives. The Committee currently anticipates that, to the extent practicable and in the Company’s best interest, such programs will be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. For that reason, the Board is presenting the Annual Officer Incentive Plan for shareholder approval as Proposal 3. The Committee recognizes, however, that there may be business considerations that dictate that compensation be paid that is not deductible under Section 162(m).
Compensation Committee Interlocks and Insider Participation
      No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity whose executive officer or director is a director of the Company.

Dorothy K. Light, Chair	David A. Trice
Alfred C. Koeppe	George R. Zoffinger

Dated: November 15, 2005
      The “Leadership Development and Compensation Committee Report” and “Comparison of Five Year Cumulative Total Return” graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION
      The following table sets forth compensation paid to the CEO and the four most highly compensated executive officers of the Company as of the fiscal year ended September 30.
Summary Compensation Table

		Annual Fiscal Year		Long-Term
		Compensation		Compensation Awards

				Performance
				Unit		All Other
		Salary	Bonus	Award(s)*	Options*	Compensation**
Name and Principal Position	Year	($)	($)	(#)	(#)	($)

Laurence M. Downes	2005	552,615	360,000	6,000	48,000	6,400
Chairman, CEO and	2004	541,962	300,000	0	0	4,000
President	2003	486,154	250,000	16,000	60,000	4,000
Joseph P. Shields	2005	222,539	205,000	2,250	18,000	6,381
Senior Vice President,	2004	219,058	175,000	0	0	6,572
Energy Services, NJNG	2003	193,077	125,000	6,000	30,000	5,375
Glenn C. Lockwood	2005	223,015	76,000	1,125	9,000	6,244
Senior Vice President and	2004	225,654	74,800	0	0	6,472
Chief Financial Officer	2003	207,231	54,000	6,000	30,000	6,217
Oleta J. Harden	2005	213,769	73,000	0	0	6,266
Senior Vice President	2004	215,269	71,300	0	0	6,458
and Secretary	2003	196,400	50,490	6,000	30,000	5,892
Timothy C. Hearne	2005	178,508	54,000	1,125	9,000	5,355
Senior Vice President and	2004	181,842	60,600	0	0	5,455
Treasurer, NJNG	2003	168,893	40,338	2,700	16,000	5,067

*	Represents a share of Common Stock.

**	Represents the Company’s matching contributions under the Employees’ Retirement Savings Plan (the “Savings Plan”).
      Although all of the above named executive officers received salary increases in fiscal 2005, the lower salary in 2005 reflects fewer days at the higher rate in January of 2005.
      The Performance Units awarded in 2003 did not vest in 2005 because the Company’s total shareholder return did not rank in at least the 50th percentile as measured against its peer group.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,545,657	$29.29	750,916
Equity compensation plans not approved by security holders	None	None	0

OPTION GRANTS IN 2005 FISCAL YEAR
Individual Grants

		Percent of
	Number of	Total			Potential Realizable
	Securities	Options			Value at Assumed
	Underlying	Granted to			Annual Rates of Stock
	Options	Employees in	Exercise	Expiration	Price Appreciation
Name	Granted	Fiscal Year	Price	Date	for Option Term

	(#)		($/Sh)		5%($)	10%($)
Laurence M. Downes	48,000	28.7%	45.55	5/18/2015	1,375,005	3,484,553
Joseph P. Shields	18,000	10.7%	45.55	5/18/2015	515,627	1,306,707
Glenn C. Lockwood	9,000	5.4%	45.55	5/18/2015	257,813	653,354
Oleta J. Harden	0	0	0	0	0	0
Timothy C. Hearne	9,000	5.4%	45.55	5/18/2015	257,813	653,354

*	Ms. Harden did not receive a grant in 2005 because she elected to participate in the early retirement program.

**	The stock options granted to Mr. Downes in fiscal 2005 would produce the pre-tax gain of $3,484,553 shown in the table above only if the Company’s stock price rises to $118.14 per share before Mr. Downes exercises the stock options. Based on the number of shares of Company stock outstanding at the end of 2005, such an increase in the Company’s stock price would produce a corresponding aggregate pre-tax gain of approximately $1,987,729,246 for the Company’s shareholders. In other words, Mr. Downes’ potential gain from stock options granted in 2005 would equal approximately two-tenths of one percent (.2%) of the potential gain to all shareholders resulting from the assumed future stock price increases.
AGGREGATED OPTION EXERCISES IN 2005 FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of	Value of Unexercised
	Acquired on	Value	Unexercised Options	In-the-Money Options
Name	Exercise	Realized	at Fiscal Year-End	at Fiscal Year-End

	(#)	($)	(#)	($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Laurence M. Downes	46,800	989,274	435,000/78,000	8,489,775/455,340
Joseph P. Shields	25,000	432,633	46,375/33,000	802,400/225,090
Glenn C. Lockwood	0	0	135,000/24,000	2,576,850/221,220
Oleta J. Harden	5,000	128,350	75,000/15,000	1,376,790/217,350
Timothy C. Hearne	7,500	189,900	68,000/17,000	1,275,360/119,790
LONG-TERM PLAN AWARDS IN LAST FISCAL YEAR*

		Performance or
		Other Period	Estimated Future Payouts Under
	Number of	Until	Non-Stock Price-Based Plans
	Performance	Maturation or
Name	Units	Payout	Threshold	Target	Maximum

	(#)	(c)	(#)	(#)	(#)
			n/a
Laurence M. Downes	6,000	10/01/07
Joseph P. Shields	2,250	10/01/07
Glenn C. Lockwood	1,125	10/01/07
**Oleta J. Harden	0	n/a
Timothy C. Hearne	1,125	10/01/07

*	Performance Units, which represent a share of Common Stock, were awarded pursuant to the Long-Term Plan as of 04/01/05. The Performance Units will only vest if the Company’s total shareholder return ranks in the 50th percentile as measured against its peer group. The higher the Company’s ranking, the greater the Performance Units that will be earned, up to a maximum of 150 percent of the grant, plus an equivalent number of units that reflect accrued reinvested dividends on the total (“Possible Total”). If the performance goal is met, each executive will receive 50 percent of the Possible Total on 10/01/07. The remaining 50 percent will be paid out on 10/01/08 if the executive is still employed by the Company.

**	See note above.
PERFORMANCE GRAPH
      The graph below shows a comparison of the five-year cumulative return assuming $100 invested on September 30, 2000 in the Company stock, the Company Peer Group, the S&P Utilities Index and the S&P 500 Index. Cumulative total return includes reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
	($)	($)	($)	($)	($)	($)

The Company	100.00	113.36	131.50	149.30	177.13	202.73

Company Peer Group*	100.00	103.36	103.15	122.89	142.74	174.31

S&P Utilities	100.00	74.84	48.42	59.28	70.79	98.04

S&P 500	100.00	73.44	58.43	72.67	82.69	92.83

*	The twenty-four companies in the Company Peer Group noted above are as follows: AGL Resources, Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, Chesapeake Utilities Corp., NiSource, Inc., Consolidated Edison, Inc., Dominion Resources, Inc., Energy East Corporation, Keyspan Energy Corp., Laclede Gas Co., National Fuel Gas, Inc., Nicor, Inc., Northwest Natural Gas Co., Oneok, Inc., PP&L Resources, Inc., Peoples Energy Corporation, Piedmont Natural Gas Co., Inc., Scana Corp., SEMCO Energy, Inc., Sempra Energy, South Jersey Industries, Inc., Southern Union Corporation, Vectren Corp., and Washington Gas Light Co. The Company includes the performance of the Company Peer Group because the Company Peer Group has a higher percentage of natural gas utility and combination natural gas and electric utility companies operating in the same region as the Company and having comparable size and market capitalization to that of the Company, as compared with the S&P Utilities Index.
RETIREMENT PLANS
      The following table sets forth estimated annual benefits payable upon normal retirement at age 65, including amounts attributable to the Plan for Retirement Allowances for Non-Represented Employees (the “Retirement Allowance Plan”) and any other defined benefit supplementary or excess pension award plans in specified compensation and years of service classifications, and assumes a reduction of approximately seven percent which is applied to married employees in order to provide the spouse a survivor’s annuity of

50 percent of the employee’s reduced retirement benefit. Compensation used to calculate the benefit under the Retirement Allowance Plan is the highest consecutive sixty (60) months of base salary and is represented in the table below. Certain of the estimated benefits below approximate those payable to the five executive officers named in the Summary Compensation Table above. Benefits collected prior to age 60 and completion of 20 years of service (excluding disability retirements) are subject to early commencement reductions ranging from 30 to 50 percent, depending on age at the time of commencement.
PENSION PLAN TABLE
Years of Credited Service

Compensation	10	15	20	25	30	35	40	45

$175,000	24,102	36,153	48,204	60,255	72,448	84,855	97,261	109,668
200,000	27,918	41,876	55,835	69,794	83,895	98,209	112,524	126,838
225,000	31,733	47,600	63,466	79,333	95,342	111,564	127,786	144,008
250,000	35,549	53,323	71,098	88,872	106,789	124,919	143,049	161,179
275,000	39,364	59,047	78,729	98,411	118,236	138,273	158,311	178,349
300,000	43,180	64,770	86,360	107,950	129,682	151,628	173,574	195,519
325,000	46,996	70,494	93,991	117,489	141,129	164,983	188,836	212,689
350,000	50,811	76,217	101,623	127,028	152,576	178,337	204,099	229,860
375,000	54,627	81,940	109,254	136,567	164,023	191,692	219,361	247,030
400,000	58,443	87,664	116,885	146,106	175,470	205,047	234,624	264,200
425,000	62,258	93,387	124,516	155,645	186,917	218,401	249,886	281,371
450,000	66,074	99,111	132,148	165,185	198,364	231,756	265,149	298,541
475,000	69,889	104,834	139,779	174,724	209,811	245,111	280,411	315,711
500,000	73,705	110,558	147,410	184,263	221,257	258,465	295,674	332,882
525,000	77,521	116,281	155,041	193,802	232,704	271,820	310,936	350,052
550,000	81,336	122,004	162,673	203,341	244,151	285,175	326,199	367,222
575,000	85,152	127,728	170,304	212,880	255,598	298,530	341,461	384,393
      The number of years of credited service for the named executive officers are set forth below:

	Years of	Years of Credited
	Credited Service	Service as of
Name	at 65	9/30/05

Laurence M. Downes	37	20
Joseph P. Shields	39	22
Glenn C. Lockwood	38	17
Oleta J. Harden	30	21
Timothy C. Hearne	36	20
      In late 2004, the Company offered an early retirement program to certain eligible officers of the Company and its affiliated companies, which was similar to one offered earlier in the year to certain eligible non-officer employees. Under the program, officers electing to participate will, for purposes of determining their pension benefit, be treated as if they were five years older and receive credit for three additional years of service. The election will be effective on a date selected by the Company between October 1, 2004 and October 1, 2006. Ms. Harden elected to participate in the program, and so will receive three additional years of service credit for purposes of determining her pension. With the addition of five years of age under the program, Ms. Harden can collect an unreduced pension benefit before age 60. These accelerated pension payments, which cannot be determined until a release date is selected by the Company are in lieu of compensation and benefits she would otherwise receive if her employment were to continue.

      To the extent benefits that would otherwise be payable to an employee under the Retirement Allowance Plan and the Savings Plan exceed the specified limits on such benefits imposed by the Code, the Company intends to pay such excess benefits to the employee at the time the employee receives payment under the respective plan. These excess benefit payments would be made from the general funds of the Company. As of September 30, 2005, Messrs. Downes, Lockwood and Shields and Ms. Harden, were eligible for excess benefit payments under both plans.
      The Company has supplemental retirement agreements (“Supplemental Retirement Agreements”) with Messrs. Downes, Shields, Lockwood and Hearne, and Ms. Harden and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the total maximum amount currently payable to Mr. Downes under his Supplemental Retirement Agreement would be $250,000. Messrs. Shields, Lockwood and Hearne would each be entitled to maximum amounts of $125,000. Ms Harden’s benefit will be reduced to approximately $98,000 because of her election to participate in the early retirement program.
CHANGE OF CONTROL ARRANGEMENTS
      Under the Long-Term Plan, in the event of a Change of Control (as defined in the Long-Term Plan) of the Company, the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder. Pursuant to the Long-Term Plan a “Change of Control” shall be deemed to have occurred if (1) absent prior approval by the Board, 30 percent or more of the Company’s outstanding securities entitled to vote in elections of directors shall be beneficially owned, directly or indirectly, by any person, entity or group; or (2) individuals currently constituting the Board (or the successors of such individuals nominated by a Board on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board.
      Pursuant to the Supplemental Retirement Agreements of Messrs. Downes, Shields, Lockwood, and Hearne, and Ms. Harden, in the event of a change of control of the Company, the right to the amounts payable to each of them thereunder becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. Change of Control of the Company is defined in the Supplemental Retirement Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition of a 30 percent beneficial voting interest in the Company, or a change in any calendar year in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the year.
      The Company has entered into agreements with each of the five executives named in the Summary Compensation Table and certain other officers not named that provide each such executive certain rights in the event that his or her employment with the Company is terminated within three years following the occurrence of a Change of Control (i) by the Company for “Cause” (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct which has had a material adverse effect on the Company or repeated material willful violations of the executive’s duties which result in material damage to the Company) or (ii) by the executive for “Good Reason” (e.g., due to a material breach of the agreement by the Company, including, without limitation, a material adverse change in the executive’s position or responsibilities or a reduction of the executive’s compensation). Subject to the limitation described below, upon either such termination of employment, the executive will receive three times, in the case of Mr. Downes, and two times, in all other cases, the sum of (x) his or her then annual base salary and (y) the average of his or her annual bonuses with respect to the last three calendar years ended prior to the Change of Control. The agreements further provide that, if any such executive is subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Code, the Company shall make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed. For purposes of these agreements, a “Change of Control” generally means (i) the acquisition by any person of beneficial ownership of securities representing 25 percent or more of the combined voting power of the Company’s securities; (ii) within any 24-month period, the persons who were directors of the Company immediately before such period (the “Incumbent Directors”) and directors whose nomination or election is approved by two-thirds of the Incumbent Directors and directors previously approved by the Incumbent Directors cease to constitute a majority of the Board or (iii) the shareholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, as a result of which the shareholders of the Company immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in such agreements) of the acquiring or surviving corporation.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Apart from the delivery of natural gas service to any Director or executive officer living in the Company’s service territory, the Company does not engage in transactions with its directors or executive officers.
APPROVAL OF THE OUTSIDE DIRECTOR STOCK COMPENSATION PLAN AND
RATIFICATION OF AWARDS
[Item (2) on Proxy Card]
General
      The Board believes that Company equity should constitute a significant portion of the Directors’ compensation. Until 2005, members of the Board received $8,000 in market value of the Company’s common stock as part of their annual retainer, with the remainder paid in cash. In 2005, the Board changed the mix and amount of the retainer paid to Board members, so that each Board member received 800 shares of Company common stock as part of their 2005 retainer. Under the Listing Standards of the New York Stock Exchange, however, this change triggered a requirement that the Company’s shareholders approve the issuance of equity to the members of the Board. The Board, therefore, adopted the Outside Director Stock Compensation Plan (the “Directors Plan”), recommends that the shareholders approve the Directors Plan and is asking the shareholders to ratify the issuance of shares of Company stock to the members of the Board in 2005. The following summary of the Directors Plan is qualified in its entirety by reference to the Directors Plan, a copy of which is attached hereto as Exhibit A.
Administration
      The Directors Plan will be administered by the Company’s Board of Directors. The Board will have the authority, subject to the terms of the Directors Plan, to set the amount of the annual grants to each Board member, impose any restrictions on the shares granted and set any other terms and conditions of grant.
Shares Reserved
      Subject to adjustment as provided for in the Directors Plan, 90,000 shares of the Company’s common stock have been reserved for issuance under the Directors Plan. The shares reserved for issuance under the Directors Plan will be adjusted in the event of stock splits, stock dividends or similar recapitalizations of the Company. Upon shareholder approval of the Directors Plan, the Board intends to amend the Company’s Long-Term Plan to reduce the number of shares reserved for issuance under the Long-Term Plan by the same 90,000 shares.
Certain Federal Income Tax Consequences
      The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

      A grantee will generally recognize ordinary income on the date of grant of the shares in an amount equal to the fair market value of such shares on such date. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.
      Generally, upon a sale or other disposition of stock with respect to which the holder has recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares.
Shares Granted in 2005
      In January, 2005, each member then serving on the Board received a grant of 800 shares of the Company’s common stock. The Company therefore issued a total of 8,800 shares in January 2005. Upon Mr. Howard’s appointment to the Board, he received a pro rated award of 267 shares of the Company’s common stock. As discussed above, because of the change in equity compensation for members of the Board from 2004 to 2005, the 2005 grants should have been approved by the Company’s shareholders under the NYSE Listing Standards. Shareholders are therefore being asked to ratify the 2005 grants.
      The affirmative vote of the holders of a majority of the shares of the common stock of the Company present, or represented by proxy and voted at this meeting is required for approval of this item.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OUTSIDE DIRECTOR PLAN AND RATIFY THE 2005 AWARDS
APPROVAL OF THE ANNUAL OFFICER INCENTIVE PLAN
[Item (3) on Proxy Card]
General
      The Annual Officer Incentive Plan ( the “Officer Plan”) is intended to replace the Company’s existing Incentive Plan. The Plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute to the growth and profitability of the Company through the award of certain cash or cash equivalent incentives. Shareholders are being asked to approve the Officer Plan to enable the Company to preserve the tax deductibility of incentive awards under Section 162(m) of the Code. The following summary of the Officer Plan is qualified in its entirety by reference to the Officer Plan, a copy of which is attached hereto as Exhibit B.
Administration
      The Officer Plan will be administered by the Leadership Development and Compensation Committee (the “Committee”). Subject to the provisions of the Officer Plan, the Committee shall have full discretionary authority to administer and interpret the Officer Plan, to amend and rescind rules and regulations relating to the Plan, to require performance reports on which it can base its determinations, and to make all other determinations necessary or advisable for the administration of the Officer Plan. The Committee shall also have the authority to select employees eligible to participate in the Officer Plan and to establish objective performance goals for each fiscal year. The performance goals, at least with respect to the Company’s Chief Executive Officer and its five (5) highest paid employees (the “Covered Employees”), must be related to the performance measures discussed below. With regard to other employees participating in the Officer Plan, the Committee may also consider other subjective or other objective performance measures.
Performance Measures
      The performance measures to be used by the Committee in setting the performance goals for Covered Employees shall include one or more of the following criteria:

(1) Revenues

(2) Expenses

(3) Gross margin or gross profit

(4) Any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders

(5) Operating margin or operating profit

(6) Earnings or earnings per share (EPS), including or excluding extraordinary items

(7) Operating cash flow

(8) Return on equity, assets, capital employed or investment

(9) Economic value added (EVA)

(10) Stock price or total shareholder return

(11) Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, rate increase actions, geographic business expansion goals, cost targets (including cost of capital), investment portfolio yield, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
Plan Awards
      Plan awards will be established by the Committee as a percentage of the participant’s annual salary. No awards may be paid until the Committee has certified in writing the percentage of the performance goals that have been attained. All awards will be paid in cash or cash equivalents.
      The affirmative vote of the holders of a majority of the shares of the common stock of the Company present, or represented by proxy and voted at this meeting is required for approval of this item.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ANNUAL OFFICER INCENTIVE PLAN
APPOINTMENT OF AUDITORS
[Item (4 on Proxy Card]
Item 4
      The shares represented by the proxies will be voted for approval of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as independent public accountants (auditors) to report to the shareholders on the financial statements of the Company for the fiscal year ending September 30, 2006. Each professional service performed by Deloitte & Touche LLP during fiscal 2005 was approved in advance and the possible effect on the auditors’ independence was considered by the Audit Committee. Deloitte & Touche did not provide any non-audit related services for the Company during fiscal 2005. Information relating to fees paid to Deloitte & Touche over the past two years is set forth below.
      The Audit Committee has retained Deloitte & Touche LLP to report to the shareholders on the financial statements of the Company for the fiscal year ending September 30, 2006. Although submission of the appointment of independent public accountants to shareholders is not required by law, the Board of Directors, consistent with its past policy, considers it appropriate to submit the selection of auditors for shareholder approval. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the shareholders do not approve the selection of Deloitte & Touche LLP, but would reconsider its selection if the shareholders’ action so warrants.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE APPOINTMENT OF DELOITTE & TOUCHE LLP
OTHER MATTERS
Principal Accounting Firm Fees
      Aggregate fees billed to the company for the fiscal years ended September 30, 2005, and 2004 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) are shown in the following table:

	Fiscal Year Ended
	September 30,

	2005	2004

Audit Fees(a)	$897,618	$570,210
Audit-related Fees	—	—
Total Audit and Audit-related Fees	897,618	570,210
Tax Fees(b)	48,941	74,092
All Other Fees	—	—

Total Fees	$946,559	$644,302

(a)	Includes fees for audits of Company and subsidiary annual financial statements, reviews of Company financial statements included in the Company’s quarterly reports on Form 10-Q, and services rendered in connection with Sarbanes-Oxley compliance and certain financing transactions.

(b)	Includes fees for the review of the federal tax return of the Company and its subsidiaries in 2005 and 2004 as well as certain tax services rendered in 2005 and 2004 related to the Company’s charitable foundation and Canadian operations.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      The Company believes that all filing requirements applicable to such officers and directors (the Company not being aware of any ten percent holder) were complied with during fiscal 2005 except as follows:
      Mr. George C. Smith received a grant of 1,000 Performance Units and 4,000 Stock Options pursuant to the Long-Term Plan on January 22, 2004; however, the award was not reported until November 23, 2004.
      Mr. Trice acquired 1,000 shares of Company Common Stock upon the exercise of 1,000 options, which should have been reported by no later than May 9, 2005. The transactions were reported late on May 19, 2005.
      Each of Messrs. Lockwood and Hearne, Ms. Kathleen T. Ellis, Mrs. Kathleen F. Kerr, Mrs. Deborah G. Zilai, Messrs. Thomas Massaro, Mark R. Sperduto and George C. Smith received grants of 1,125 Performance Units and 9,000 Stock Options pursuant to the Long-Term Plan on May 18, 2005. Also on that date, pursuant to the Long-Term Plan, each of Messrs. Downes and Shields received a grant of 6,000 and 2,250 Performance Units and 48,000 and 18,000 Stock Option, respectively. Each of the above grants should have been reported by no later than May 20, 2005 but were reported late as follows: Mr. Downes on August 10, 2005; Mr. Smith on August 11, 2005; Mrs. Kerr on August 29, 2005; Mrs. Zilai on October 3, 2005; Messrs. Hearne and Sperduto on October 4, 2005, and Ms. Ellis and Messrs. Lockwood, Shields and Massaro on October 5, 2005.
Expenses of Solicitation
      All expenses of soliciting proxies, including clerical work, printing, and postage will be paid by the Company. Proxies may be solicited personally, or by mail, telephone, facsimile, Internet or telegraph, by officers and other regular employees of the Company, but the Company will not pay any compensation for such solicitations. In addition, the Company has agreed to pay The Altman Group, Inc. a fee of $5,000 plus reasonable expenses for proxy solicitation services. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses for sending material to beneficial owners and obtaining proxies from beneficial owners.
Shareholder Proposals for 2007 Annual Meeting
      Proposals of shareholders intended to be presented at the 2007 Annual Meeting must be received by the Company on or before September 29, 2005 to be considered for inclusion in the Company’s Proxy Statement and for consideration at that meeting. Shareholders submitting such proposals are required to be the beneficial owners of shares of the Company’s Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission.
OTHER BUSINESS
      The Board does not know of any other business that may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

By Order of the Board of Directors

OLETA J. HARDEN
Secretary
Dated: December 30, 2005

Exhibit A
New Jersey Resources Corporation
Outside Director Stock Compensation Plan
Purpose
      The purpose of the New Jersey Resources Corporation (the “Corporation”) Outside Director Stock Compensation Plan (the “Plan”) is to promote the interests of the Corporation and its stockholders by attracting and retaining Outside Directors of outstanding ability and strengthening the link between the Corporation’s Outside Directors and the Corporation’s stockholders by paying such directors a portion of their compensation in Common Stock.
Definitions
      Annual Retainer — means the compensation payable to an Outside Director on an annual basis. The annual retainer, which may consist of cash and Common Stock, may be paid out in one lump sum or on a quarterly or monthly basis, as determined by the Board.
      Board — means the Board of Directors of the Corporation.
      Code — means the Internal Revenue Code of 1986, as amended from time to time.
      Common Stock — means the common stock, $2.50 par value, of the Corporation.
      Corporation — means New Jersey Resources Corporation, its divisions and subsidiaries.
      Effective Date — means the effective date as specified herein.
      Eligible Persons — means any Outside Director.
      Employee — means any full-time or part-time employee of the Corporation.
      Fair Market Value — means, as the Committee shall determine, either (1) the average of the high and low sales prices of the Common Stock, or (2) the closing price of the Common Stock on the date on which it is to be valued hereunder as reported on the New York Stock Exchange-Consolidated Tape as reported in the Wall Street Journal for the trading date immediately preceding the date on which the Shares are issued.
      Grant — means the award of shares of the Corporation’s common stock hereunder.
      Outside Director — means any Non-Employee member of the Board.
      Participant — means any Outside Director who receives compensation under this Plan.
      Plan Year — means the twelve-month period beginning on the date of each organizational meeting of the Board.
      Qualified Member — means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3).
      Rule 16b-3 — means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Securities and Exchange Act of 1934, as amended.
      Service — means service as an Outside Director of the Corporation.
      Shares — means shares of Common Stock, and any other equity securities of the Corporation that may be substituted for such Common Stock.

Administration
      The Plan shall be administered by the Board. The Board shall have the authority, subject to the terms of this Plan, to determine the amount of annual Grants to each member of the Board (which need not be the same for each member), any restrictions or terms applicable to such grants, and to interpret the terms of this Plan.
Participation
      Participation in this Plan will be limited to Outside Directors of the Corporation.
      If an Outside Director is elected subsequent to the beginning of the Plan Year the Director’s annual retainers shall be pro-rated for the period of time remaining in the Plan Year. In addition, to the extent an Outside Director ceases his or her term prior to the end of any Plan Year, a pro rata portion of such Outside Director’s Grant hereunder shall be forfeited.
      Participation in the Plan ceases when a participant ceases to be an Outside Director.
      No Director and no person claiming by, under, or through a Director shall have at any time a vested right or interest in any compensation proposed or determined under the terms, conditions, and provisions of this Plan. All determinations, decisions, and directions shall be made by the Board and shall be final and conclusive. The interest of any Outside Director or of any person claiming by, under, or through such Outside Director shall not be assignable or transferable either by voluntary or involuntary assignment or by operation of law and shall not be subject to the claims of any creditor.
Type and Timing of Payment
      The Board shall have the authority to determine the amount of the Grant for any Outside Director. Grants shall be made annually at the Company’s reorganization meeting, or at such other time as the Board shall deem appropriate.
Shares Subject to the Plan
      Subject to adjustment as provided herein, the total number of Shares of Common Stock reserved and available for issuance under the Plan is 90,000. The Shares shall be either previously authorized and unissued shares or treasury shares. Any Shares issued under the Plan and which have been forfeited as described above shall again be available for issuance under the Plan.
Merger, Consolidation, or Other Acquisition
      In the event of a merger, consolidation, or acquisition in which the Corporation is not the surviving corporation, the Plan Year will be deemed to have ended as of the date of consummation of such event.
Recapitalizations
      If as a result of a stock dividend, stock split, recapitalization (or other adjustment in the stated capital of the Corporation), or as the result of a similar transaction, the Common Stock of the Corporation is increased, reduced, or otherwise changed, the appropriate number of Shares of stock available for issuance hereunder shall be appropriately adjusted.
Approval and Effective Date
      The Plan shall be effective as of January 1, 2005, provided it is subsequently approved by the Corporation’s shareholders no later than the 2006 annual meeting of shareholders.

Continuation, Amendment, and Termination
      Unless affected by terms of merger, consolidation, or acquisition, this Plan shall continue in effect until such time as it shall be amended, suspended, or terminated by resolution of the Board, which specifically reserves the right to such amendment, modification, suspension, or termination, subject to shareholder approval as required by law or regulation.
Amendment
      The Plan may be amended, suspended or terminated by the Board, unless any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may be listed requires shareholder approval.
Expenses Of The Program
      All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation and none of such expenses shall be charged to any Participant.
Compliance With Rule 16b-3
      It is the intention of the Corporation that the Plan comply in all respects with Rule 16b-3 under Section 16(b) of the Exchange Act. Accordingly, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan Participants from remaining disinterested persons, that provision shall be deemed null and void, and in all events the Program shall be construed in favor of its meeting the requirements of Rule 16b-3.

Exhibit B
NEW JERSEY RESOURCES CORPORATION
Annual Officer Incentive Plan

1.	GENERAL
      (a) Purpose. This New Jersey Resources Corporation Annual Officer Incentive Plan (the “Plan”) is intended to assist New Jersey Resources Corporation, a New Jersey corporation (the “Corporation”), and its Affiliated Companies in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute to the growth and profitability of the Corporation and its Affiliated Companies through the award of certain incentives. The Plan also is intended to enable the Committee to preserve the tax deductibility of incentive awards under Section 162(m) of the Code, and to advance the interests of the shareholders of the Corporation by providing performance-based incentives to eligible individuals.
      (b) Effective Date. The Plan shall become effective as of the date of its adoption by the Board of Directors of the Corporation, subject to stockholder approval, and shall continue in effect until terminated by the Board pursuant to Section 6(a). No payment may be made hereunder prior to stockholder approval of the Plan.

2.	DEFINITIONS
      (a) “Affiliated Companies” shall include members of the controlled group of corporations within the meaning of Section 1504 of the Code determined without regard to Section 1504(b).
      (b) “Board” means the Board of Directors of the Corporation.
      (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
      (d) “Committee” means the Leadership Development and Compensation Committee or any other committee designated by the Board to administer the Plan. With respect to Covered Employees for whom the Plan is intended to provide “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any Committee must consist solely of two or more persons each of whom are “outside directors” within the meaning of Section 162(m) of the Code. To the extent the Committee delegates authority pursuant to Section 5(b), references to the Committee in the Plan shall, as appropriate, be deemed to refer to the Committee’s delegate.
      (e) “Corporation” means New Jersey Resources Corporation and its Affiliated Companies.
      (f) “Comparison Group” means the peer group of companies designated by the Committee as the Comparison Group relative to a given Performance Period, as described in Section 4(a)(i).
      (g) “Covered Employee” has the meaning given such term under Section 162(m) of the Code.
      (h) “Employer” means the Corporation and any Affiliated Company that employs a Participant.
      (i) “Fiscal Year” means the 12-month period beginning on each October 1 and ending on September 30 of the following calendar year.
      (j) “Incentive Percentage” means the number determined by the Committee as the percentage of a Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to be paid as an Incentive Plan Award if the specified Performance Goals are achieved. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement of different levels of the Performance Goals.
      (k) “Incentive Plan Award ” means an incentive compensation award under the Plan, payment of which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

      (l) “Participant” means an employee of an Employer participating in the Plan for a Performance Period as provided in Section 3.
      (m) “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. Solely with respect to Covered Employees for any Performance Period for which the Plan is intended to provide Qualified Performance-based Compensation, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals relate (and in the case of a Performance Period shorter than a Fiscal Year, no later than the date on which 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain. The Performance Goals may be based upon the performance of the Corporation, of any Affiliated Company, of a division thereof, and/or of an individual Participant, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for the Corporation or an Affiliated Company, or division thereof, or an individual. With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at the time of grant to be Qualified Performance-based Compensation. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.
      (n) “Performance Measure” means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4(a):

(1) Revenues

(2) Expenses

(3) Gross margin or gross profit

(4) Any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders

(5) Operating margin or operating profit

(6) Earnings or earnings per share (EPS), including or excluding extraordinary items

(7) Operating cash flow

(8) Return on equity, assets, capital employed or investment

(9) Economic value added (EVA)

(10) Stock price or total shareholder return

(11) Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, rate increase actions, geographic business expansion goals, cost targets (including cost of capital), investment portfolio yield, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
      The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), on a weather adjusted basis, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
      (o) “Performance Period ” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.

      (p) “Qualified Performance-based Compensation” has the meaning given such term under Section 162(m) of the Code and the regulations promulgated thereunder.

3.	PARTICIPATION
      Individuals eligible to participate in the Plan shall consist of officers and other employees of an Employer whom the Committee determines have the potential to contribute significantly to the success of the Corporation and its Affiliated Companies. For each Performance Period the Committee shall determine which officers and other employees shall participate in the Plan. Except as provided for in Section 4(b)(iii) of the Plan, for any Performance Period for which Incentive Plan Awards are intended to be Qualified Performance-based Compensation, the Committee shall designate the Covered Employees eligible to participate in the Plan no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period shorter than a Fiscal Year after no later than the date on which 25% of the Performance Period has elapsed), so long as the attainment of the Performance Goals is still substantially uncertain.

4.	INCENTIVE PLAN AWARDS
      (a) Determination of Incentive Plan Awards.

(i) The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify in writing the degree to which each of the Performance Goals has been attained. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles. The Committee may adjust Performance Goals to take into account the effect of the following, subject to Section 6(j): Changes in accounting standards that may be required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other rulemaking body after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; and other items as the Committee determines to be required so that the operating results of the Corporation, division, or an Affiliated Company shall be computed on a comparative basis from Performance Period to Performance Period. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data. The Committee may also, in its discretion, adjust a Plan Award based on other factors it deems relevant and appropriate; provided, however, that the Committee may only exercise such discretion to reduce, and not to increase, a Plan Award unless such award was not intended to be Qualified Performance-based Compensation.
      (b) Eligibility and Amount of Incentive Plan Award.

(i) To be eligible for payment of any Plan Award, the Participant must: (x) have performed the Participant’s duties to the satisfaction of the Committee; (y) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Corporation or an Affiliated Company; and (z) otherwise complied with Corporation and Employer policies at all times prior to the date the Plan Award is actually paid. No Plan Award shall be paid to any Participant who does not satisfy each of the above. In addition, unless the Committee determines otherwise, the Participant must be employed by the Corporation or an Affiliated Company on the day on which the Plan Award is scheduled to be paid in accordance with Section 4(c), except in the event termination is due to the Participant’s death, disability (as defined in Section 422(c) of the Code) or retirement (after attainment of age 55), or a separate agreement entered into between the Participant and his or her Employer specifically provides otherwise; provided however, that no Participant shall receive such a Plan Award upon retirement or pursuant to a separate agreement entered into between the Participant and his or her Employer unless such award was not intended to be Qualified Performance-based Compensation. In the event of a Participant’s death, disability or retirement, the Plan Award shall be prorated based upon the period of employment during the Performance Period. The Committee may, in its sole discretion, reduce, eliminate or increase any

Plan Award for any individual or group, except that the amount of any Plan Award intended to be Qualified Performance-based Compensation may not be increased above the amount determined under Section 4(a) hereof.

(ii) The Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to which the Plan Award pertains. In no event, however, will a Plan Award for a Covered Employee exceed $5,000,000 for a Fiscal Year Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $5,000,000 as the Performance Period bears to a Fiscal Year).

(iii) The Committee shall have the discretion and authority to make adjustments to any Plan Award in circumstances where, during the Performance Period: (1) a Participant leaves the Employer and is rehired as a Participant; (2) a Participant is hired, promoted or transferred into a position eligible for Plan participation; (3) a Participant transfers between eligible Plan positions with different Incentive Percentages or Performance Goals; (4) a Participant transfers to a position not eligible to participate in the Plan; (5) a Participant becomes eligible for an incentive from another incentive Plan maintained by the Corporation or Affiliated Company; (6) a Participant is on a leave of absence; and (7) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the Plan; provided however, that the Committee shall not be authorized to increase the amount of the Plan Award payable to a Covered Employee if the amount was intended to be Qualified Performance-based Compensation.

      (c) Payment of Award. Unless the Committee provides otherwise, Plan Awards will be paid in cash or cash equivalent within 75 days of the end of the applicable Performance Period to which the award pertains, but in no event prior to certification by the Committee as provided in Section 4(a). If any portion of a Plan Award payable to a Covered Employee that is intended to be Qualified Performance-based Compensation for any reason is not deductible, payment of that portion shall, at the Committee’s discretion, be deferred until the earliest date it may be paid and deducted; provided however, that any such deferral shall be made in compliance with a Plan designed to comply with the requirements of Section 409A of the Code. Further, if the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Employer. No payment shall be made if the Committee determines the qualification requirements of Section 4(b)(i) have not been satisfied by the Participant.

5.	ADMINISTRATION
      (a) General. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to decide the facts in any case arising under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to require performance reports on which it can base its determinations under Section 4(a), and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Corporation, Affiliated Companies, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any shareholder of the Corporation. A majority of the Committee shall constitute a quorum, and, provided a quorum is present (or unanimous written consent is otherwise obtained), the Committee shall act pursuant to a majority vote of those present. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Plan Award.
      (b) Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, may delegate all or any part of its responsibilities and powers for administering the Plan to one or more persons as the Committee deems appropriate, and at any time revoke the allocation or delegation; provided however, the Committee may not delegate its responsibilities under the Plan relating to any Covered

Employee’s Plan Award intended to be Qualified Performance-based Compensation to the extent delegation is prohibited under Section 162(m) of the Code.

6.	MISCELLANEOUS
      (a) Amendment and Termination.

(i) The Board may at any time amend or terminate the Plan (in whole or in part) without the approval of the shareholders of the Corporation, except as otherwise provided in this Section 6(a). Neither the Corporation nor any Affiliated Company is obligated to continue this Plan.

(ii) Unless terminated earlier by the Committee, the Plan shall terminate on the fifth anniversary of the effective date. No further Plan Awards may be granted under the Plan following the termination date, but outstanding Plan Awards for Performance Periods begun prior to the Plan termination date shall continue in accordance with their terms.

(iii) Any amendment to the Plan that changes the class of individuals of an Employer eligible to participate, changes the Performance Measures or the formula used or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Plan Awards to Covered Employees intended to be Qualified Performance-based Compensation unless the amendment is approved by shareholders before the Plan Award is paid.
      (b) Effect of Incentive Plan Awards on Other Compensation.

(i) Plan Awards shall not be considered eligible pay under other Plans, benefit arrangements, or fringe benefit arrangements of the Corporation or an Affiliated Company, unless otherwise provided under the terms of other Plans.

(ii) To the extent provided in the applicable benefit Plan or benefit arrangement of the Corporation or an Affiliated Company, amounts payable as Plan Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other Plans at the time the Plan Award is otherwise payable.
      (c) No Guarantee, No Funding. The payment of a Plan Award for any Performance Period does not guarantee any person eligibility for or payment of a Plan Award for any other Performance Period. Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the Plan, the right is no greater than the right of any other unsecured general creditor.
      (d) Tax Withholding. The Participant’s Employer shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to the payments.
      (e) Governing Law. The provisions of the Plan shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of New Jersey.
      (f) Awards Not Transferable. Subject to Section 6(h), no amount payable to, or held under the Plan for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any Participant be in any manner liable for such Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.
      (g) No Contract. This Plan shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Corporation or any Affiliated Companies to terminate a Participant’s employment.

      (h) Payments to Minors and Incompetents; Death. If any Participant, spouse or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan. In the event of a Participant’s death prior to payment of any Plan Award to which Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries in accordance with the beneficiary designation on file with the Corporation. If no such beneficiary designation is in effect, payments shall be made to the Participant’s estate.
      (i) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.
      (j) Compliance with Section 162(m) of the Code. It is the intent of the Corporation that compensation under the Plan payable to Covered Employees shall constitute Qualified Performance-based Compensation unless otherwise determined by the Committee at the time of allocation of an award. Accordingly, the terms of Section 4 and other provisions of the Plan, including the definitions and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or any document relating to an award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such award upon attainment of the applicable performance objectives. Notwithstanding the foregoing, however, whenever the Committee determines that it is advisable to grant or pay Plan Awards that do not qualify as Qualified Performance-based Compensation, the Committee may make grants or payments without satisfying the requirements of Section 162(m) of the Code, provided, however, that any such determination must be made prior to the time that any such grant or payment is made.
      (k) Severability; Entire Agreement. If any of the provisions of this Plan or any award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any award documents contain the entire agreement of the parties with respect to the subject matter thereof and, unless specified otherwise, supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.
      (l) Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor do they in any way affect the construction of any provision of the Plan.

NEW JERSEY RESOURCES CORPORATION
c/o Computershare
P.O. Box 8694
Edison, NJ 08818-8694
Your vote is important. Please vote immediately.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE
ZNJR81
2510

☒	Please mark votes as in this example.

Unless otherwise indicated, this proxy will be voted “FOR” all nominees for election as directors and “FOR” the proposals referred to herein.
1.	Election of Directors.

Nominees:	(01) M. William Howard, Jr., (02) J. Terry Strange, (03) Gary W. Wolf, (04) George R. Zoffinger

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
          For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	To approve the Outside Director Stock Compensation Plan and ratify the grants of stock made under the Plan in 2005, as described in the accompanying Proxy Statement.	☐	☐	☐
3.	To approve the Officers Annual Incentive Plan as described in the accompanying Proxy Statement.	☐	☐	☐
4.	To approve the retention of Deloitte & Touche LLP as auditors for the fiscal year ending September 30, 2006.	☐	☐	☐
5.	To transact any other business that may properly be brought before the meeting or any adjournment or adjournments thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature:                                                             Date:
Signature:                                                             Date:

DETACH HERE
ZNJR82
PROXY
NEW JERSEY RESOURCES CORPORATION
1415 Wyckoff Road, Wall, NJ 07719
Solicited on behalf of the BOARD OF DIRECTORS
for the 2006 Annual Meeting of Shareholders
The undersigned hereby appoints Oleta J. Harden and Laurence M. Downes, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of New Jersey Resources Corporation to be held at 10:30 a.m., local time, on Wednesday, January 25, 2006, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center, Exit 116 on the Garden State Parkway, Holmdel, New Jersey 07733 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on the reverse side of this card to vote the shares of stock allocated to the account of the undersigned.

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CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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